Exhibit 99.1

ANNUAL OFFICER’S CERTIFICATE

VW CREDIT, INC.

VOLKSWAGEN AUTO LEASE TRUST 2002-A

     The undersigned, a duly authorized representative of VW Credit, Inc.(“VCI”), as Servicer, pursuant to the Transaction SUBI Supplement 2002-A to Servicing Agreement dated as of November 14, 2002 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW CREDIT LEASING, LTD., VCI, as Servicer, and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as SUBI Trustee, do hereby certify that:

1.	VCI is, as of the date hereof, the Servicer under the Transaction SUBI Servicing Supplement.

2.	The undersigned is an Authorized Officer of the Servicer.

3.	A review of the activities of the Servicer since the Closing Date through the end of the calendar year ended December 31, 2002 (the “Relevant Period”), and of its performance under the Servicing Agreement and the Transaction SUBI Servicing Supplement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects all of its obligations under the Servicing Agreement and the Transaction SUBI Servicing Supplement throughout such Relevant Period and no material default in the performance of such obligations has occurred or is continuing.

Capitalized terms used but not defined herein are used as defined in the Transaction SUBI Servicing Supplement.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Certificate this 27th day of March.

VOLKSWAGEN AUTO LEASE UNDERWRITTEN FUNDING, LLC (on behalf of Volkswagen Auto Lease Trust 2002-A)

By: VW CREDIT, INC., as Servicer

By:	/s/ Dennis M. Tack

Name: Dennis M. Tack Title: Controller